
Duke Energy Corporation
Duke Capital LLC
PanEnergy Corp
DESI
DEA
DEI
DEG
TEB
32%
68%
DEIAP
DEL
Duke WA Holdings
Duke WA Power
1%
99%
Pilbara JV